CHITINA SCIENCES, INC.

CORPORATE CODE OF ETHICS AND CONDUCT

Approved: December 31, 2007

TABLE OF CONTENTS

1.	General Policy	2
2.	Compliance with the Law	3
3.	Stocks	3
4.	Confidential Information	3
5.	Special Ethical Obligations For Employees With Public Reporting Responsibilities	4
6.	Continuing Disclosure Obligations and Accuracy of Business Records	4
7.	Protection and Proper Use of Company Assets	5
8.	Corporate Opportunities	5
9.	Fair Dealing	5
10.	Conflicts of Interest	6
11.	Gifts, Meals and Entertainment	6
12.	Interacting with the Government	7
13.	Privacy and Employee Relations	7
14.	Market Competition	7
15.	Purchasing	8
16.	Political Contributions	8
17.	Exports and Imports	8
18.	Media/Public Relations and Governmental Inquiries	9
19.	Response to Investigations or Government Inquiries	9
20.	Document Retention Policy	10
21.	Amendments And Waivers	10

	Employee Certification and Agreement of Compliance	11

Chitina Sciences, Inc.

Corporate Code of Ethics and Conduct

1.    General Policy

It is the policy of Chitina Sciences, Inc. (“we”, “us”, “our,” or the “Company”) to conduct business in compliance with all applicable laws, rules and regulations. Further, it is our policy to conduct business with integrity. We make this commitment to our customers, to our partners, to our shareholders, to our community, to those government agencies that regulate the Company, and to ourselves.

Each Company employee, officer and director, as well as agents and contractors working on behalf of the Company, must work to comply with the policies set forth in this Code of Ethics and Conduct (the “Code”). All employees, officers and directors should review this Code and make sure that these policies guide their actions. Because of the complex and changing nature of legal requirements, each member of the Company must be constantly vigilant to ensure that their conduct complies with the Code. If any employee, officer or director becomes aware of an issue of legal compliance which is not adequately addressed in this Code, you should notify your supervisor or the Chief Financial Officer.

The Company takes compliance with laws, regulations, rules and the Code seriously. Any violation of such will result in disciplinary action. Such action may include an oral or written warning, disciplinary probation, suspension, reduction in salary, demotion, or dismissal from employment. These disciplinary actions also may apply to an employee’s supervisor who directs or approves the employee’s improper actions or is aware of those actions, but does not act appropriately to correct them or fails to exercise appropriate supervision.

If a question arises as to whether any action complies with the Company policies or applicable law, an employee, officer or director should present that question directly to the Company’s General Counsel (the “Compliance Officer”). The Compliance Officer’s telephone number (the “Compliance Line”) is (212) 554-4300. The Compliance Officer may also be contacted at the following e-mail address: spilatzke@paramountbio.com. Concerns about violations of any part of this Code made to the telephone number may be made anonymously. Any calls, detailed notes and/or emails will be dealt with confidentially. Simply ask your question or give any information you may have. In raising an issue, you may remain anonymous, although you are encouraged to identify yourself. Should you choose to identify yourself, your identity will be kept confidential to the extent feasible or permissible under the law. All employees, officers and directors and agents of the Company have the commitment of the Company and of the Audit Committee of the Company’s Board of Directors that they will be protected from retaliation. However, the Company reserves the right to discipline anyone who knowingly makes a false accusation, provides false information to the Company or has acted improperly.  Failure to report known or suspected wrongdoing of which any member of the Company has knowledge may, by itself, subject that person to disciplinary action.

This Code highlights important legal principles with which employees, officers and directors and agents are expected to be familiar. The fact that this Code does not specifically reference other applicable laws (some of which may be covered in other the Company policies), does not diminish their importance or application.

2.    Compliance with the Law

The Company seeks to comply with all applicable government laws, rules and regulations. We need the cooperation of all employees, officers and directors to do so and to bring lapses or violations to light. While some regulatory schemes may not carry criminal penalties, they control the licenses and certifications that allow the Company to conduct its business. The Company’s continued ability to operate depends upon your help for compliance.

3.    Stocks

Because our stock may become a publicly traded security, certain activities of the Company are subject to certain provisions of the federal securities laws. These laws govern the dissemination or use of information about the affairs of the Company or its subsidiaries or affiliates, and other information which might be of interest to persons considering the purchase or sale of our stock. Violations of the federal securities laws could subject you and the Company to stiff criminal and civil penalties. Accordingly, the Company does not sanction and will not tolerate any conduct that risks a violation of these laws.

a. Disclosure of Transactions in Company’s Securities

The Securities and Exchange Commission (“SEC”) requires continuing disclosure of transactions in the Company’s publicly traded securities by the Company, its directors, officers, major shareholders and other affiliated persons. We are committed to complying with obligations related this disclosure.

b. Insider Trading

It is illegal for any person, either personally or on behalf of others, (i) to buy or sell securities while in possession of material nonpublic information, or (ii) to communicate (to “tip”) material nonpublic information to another person who trades in the securities on the basis of the information or who in turn passes the information on to someone who trades. All directors, officers, employees and temporary insiders, such as accountants and lawyers, must comply with these “insider trading” restrictions.

4.    Confidential Information

You may be entrusted with the Company’s confidential business information. You are required to safeguard and use such information only for the Company’s purposes. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. You are expected to maintain the confidentiality of any and all such information entrusted to you by the Company or our customers or partners. Examples of confidential business information include, but are not limited to: the Company’s trade secrets, business trends, information on clinical trial results, the status of regulatory approvals for our product candidates, product development programs, detailed sales and cost figures, new product or marketing plans, research and development ideas or information, manufacturing or drug discovery processes, and information about potential collaborations, joint ventures, acquisitions, divestitures and investments. Failure to observe this duty of confidentiality may compromise our competitive advantage over competitors and may additionally result in a violation of securities, antitrust or employment laws. It may also violate agreements providing for the protection of such confidential information the Company has entered into with third parties. You should not discuss confidential Company information outside the Company, even with your own family.

The business purpose of the Company is to seek the acquisition of, or merger with, an existing company. As a result, confidentiality becomes a particularly sensitive matter once negotiations have commenced and/or when the Company enters into a letter of intent concerning any target business. The Company’s business information and all related and ancillary documents contain information that is of a confidential nature which therefore must be treated in a confidential manner. You may not, directly or indirectly, disclose or permit affiliates or representatives to disclose any of such information to any other person or reproduce such information in whole or in part, without the prior written consent of the Company.

At any time prior to a potential merger transaction, the lack of public trading does not in any way effect your obligation and responsibility to maintain all information as highly confidential. You may also possess sensitive, privileged information about our partners. These parties properly expect that this information will be kept confidential. The Company takes very seriously any violation of a partner’s confidentiality and will not tolerate such conduct.

5.    Special Ethical Obligations for Employees with Public Reporting Responsibilities

We are also committed to carrying out all continuing disclosure obligations in a full, fair, accurate, timely and understandable manner. Depending on their position with the Company, employees, officers or directors may be called upon to provide information to assure that the Company’s public reports are complete, fair and understandable. The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

Employees, officers and directors should promptly report to the Compliance Officer any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict. Violations, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

6.    Continuing Disclosure Obligations and Accuracy of Business Records

In order to support all our disclosure obligations, it is our policy to record and report our factual information honestly and accurately. Failure to do so is a grave offense and will subject an individual to severe discipline by the Company, as well as possible criminal and civil penalties.

Compliance with established accounting procedures, the Company’s system of internal and disclosure controls and generally accepted accounting principles are necessary at all times. In order to achieve such compliance, the Company’s records, books and documents must accurately reflect the transactions and provide a full account of the Company’s assets, liabilities, revenues and expenses. Knowingly entering inaccurate or fraudulent information into the Company’s accounting system is unacceptable and may be illegal. Any individual that has knowledge that an entry or process is false and material are expected to consult the Compliance Officer. In addition, it is the responsibility of each member of the Company to give their cooperation to the Company’s authorized internal and external auditors.

Every individual should also be aware that almost all business records of the Company may become subject to public disclosure in the course of litigation or governmental investigation. Records are also often obtained by outside parties or the media. Employees should therefore attempt to be as clear, concise, truthful and accurate as possible when recording any information. They must refrain from making legal conclusions or commenting on legal positions taken by the Company or others. They must also avoid exaggeration, colorful language, and derogatory characterizations of people and their motives. The Company will not tolerate any conduct that creates an inaccurate impression of the Company’s business operations.

7.    Protection and Proper Use of Company Assets

Employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

a. Computers, the Internet and Email

Everyone who works with the Company’s computer-based resources is responsible for their appropriate use and protection from theft, damage or loss. Employees should take care to understand the risks and protect and ensure that the security features of the computer-based resources are not compromised. Information created, transmitted or accessed on Company networks is Company property and the Company reserves the right to monitor or restrict access to it.

Computer software used in connection with the Company’s business must be properly licensed and used only in accordance with that license. Using unlicensed software could constitute copyright infringement. If an employee has any questions as to whether his or her use of computer software is licensed, he or she should consult with the Company’s Information Technology Department.

The same level of care should be taken when using the Company’s e-mail, internet and voice mail systems as is used in written documents. For example, confidential information about the Company should not be disclosed on electronic bulletin boards, in chat rooms or posted on an internet website.

8.    Corporate Opportunities

Employees, officers and directors are prohibited from (a) taking for yourself personally opportunities that you discover through the use of Company property, information or position, (b) using Company property, information or position for personal gain, and (c) competing with the Company. An employee, officer or director owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

9.    Fair Dealing

Employees, officers and directors should endeavor to deal fairly with the Company’s customers, partners, suppliers, competitors and employees. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

10.    Conflicts of Interest

The Company employees, officers and directors should avoid all potential conflicts of interest or situations that give the appearance of such conflict of interest. A conflict of interest occurs when the private interest of a the Company employee (or an immediate family or household member or someone with whom you have an intimate relationship) interferes, in any way -- or even appears to interfere -- with the duties performed by the Company employee or with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. A conflict of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

There may be a conflict of interest between our management and our non-management stockholders. A conflict of interest creates the risk that management may have an incentive to act adversely to the interests of other investors. A conflict of interest may arise between our management's personal pecuniary interest and its fiduciary duty to our stockholders. Further, our management's own pecuniary interest may at some point compromise its fiduciary duty to our stockholders. In addition, the Company’s officers and directors are currently involved with other publicly held, non-trading companies and conflicts in the pursuit of business combinations with such other companies with which they and other members of our management are, and may be the future be, affiliated with may arise. Our officers and directors therefore should use the utmost care to ensure they use their best efforts to comply with the obligations set forth above.

11.    Gifts, Meals and Entertainment

a. Entertainment and Gifts

The Company recognizes that in some instances, gifts and entertainment can provide an entirely appropriate means of furthering a business relationship. However, no employee, officer or director should accept or provide gifts of more than $100 in connection with their business dealings. The offer or receipt of any such gift over $100 should be reported immediately to the Compliance Officer. Normal business courtesies involving no more than ordinary amenities (such as lunch, dinner, a spectator event, or a golf game) are permitted, as are token non-cash gifts of nominal value. The guiding principle and spirit of this code is that no gift, favor or entertainment, whether a single event or a pattern of behavior, should be accepted or provided if it will obligate, or appear to obligate, the recipient. If you are uncertain about the propriety of a gift, you should contact the Compliance Officer for guidance.

b. Relationships with Government Personnel

Separate and more stringent gift, meals, and entertainment rules apply to dealings with government officials. Federal and state anti-kickback laws prohibit the Company and its representatives from knowingly and willfully offering, paying, requesting, or receiving any money or other benefit, directly or indirectly, in return for obtaining or rewarding favorable treatment in connection with the award of a government contract. Any employee who becomes aware of any such conduct should immediately report it to the Compliance Officer.

The anti-kickback laws must be considered whenever something of value is given or received by the Company or its representatives or affiliates that is in any way connected to work performed for the government. There are many transactions that may violate the anti-kickback rules. As a result, no one acting on behalf of the Company may offer or accept gifts, loans, rebates, services, or payment of any kind to or from government suppliers and vendors without first consulting the Compliance Officer.

c. Business Dealings in Foreign Countries

Federal law prohibits U.S. companies, and those acting on their behalf, from bribing foreign officials to obtain or retain business. Foreign officials include officers and employees of a foreign government or of a foreign governmental department or agency. Indirect payments including those to agents or third parties with the knowledge that at least a portion of the payment will be given to a foreign official for an illegal purpose are prohibited. The Company will not tolerate any conduct that violates this law.

12.    Interacting with the Government

We are committed to being a “good corporate citizen” and the Company values its good relations with local, state, federal and foreign governments.

The Company’s policy is to deal honestly and fairly with government representatives and agents and to comply with valid and reasonable governmental requests and processes. Be truthful and straightforward in your dealings with governmental representatives and do not direct or encourage another Company employee (or someone else) to provide false or misleading information to any government agent or representative. Do not direct or encourage anyone to destroy records relevant to a fact-finding process.

In recent years certain foreign governments have sought to restrict opportunities for local companies to become public trading companies in the United States, including through the reverse merger process, which may be a manner in which we complete a business combination with such a foreign enterprise.

The foregoing obligations are important in the face of these additional restrictions and our employees, officers and directors are strongly encouraged to work with capable representatives to assist in assuring that all transactions with foreign companies fully comply with local law.

13.    Privacy and Employee Relations

Even though an employee’s non-work-related activities outside of the Company are considered personal business, employees should always remember that they are a representative of the Company. All employees, officers and directors should review the Company’s policies regarding diversity, discrimination, workplace harassment (including sexual harassment), health and safety and related matters.

14.    Market Competition

The Company is committed to complying with all state and federal antitrust laws. The purpose of the antitrust laws is to preserve the competitive free enterprise system. The antitrust laws in the United States are founded on the belief that the public interest is best served by vigorous competition, free from collusive agreements among competitors on price or service terms. The antitrust laws help preserve the country’s economic, political, and social institutions; the Company is firmly committed to the philosophy underlying those laws.

While the antitrust laws clearly prohibit most agreements to fix prices, divide markets, and boycott, they also proscribe conduct that is found to restrain competition unreasonably. This can include, depending on the facts and circumstances involved, certain attempts to tie or bundle services together, certain exclusionary activities, and certain agreements that have the effect of harming a competitor or unlawfully raising prices. Any questions that arise in this area should be addressed to the Compliance Officer.

15.    Purchasing

Purchasing decisions must be made in accordance with applicable Company policy. In addition, the prohibitions discussed in Section 11 of this Code, entitled “Gifts, Meals and Entertainment” apply to purchasing decisions made on behalf of the Company. Purchasing decisions must in all instances be made free from any conflicts of interest that could affect the outcome. The Company is committed to a fair and objective procurement system which results in the acquisition of quality goods and services for the Company at a fair price.

16.    Political Contributions

The Company believes that our democratic form of government benefits from citizens who are politically active. For this reason, the Company encourages each of its employees to participate in civic and political activities in his or her own way.

The Company’s direct political activities are, however, limited by law. Corporations may not make any contributions -- whether direct or indirect -- to candidates for federal office. Thus, the Company may not contribute any money or products, or lend the use of vehicles, equipment, or facilities, to candidates for federal office. Nor may the Company make contributions to political action committees that make contributions to candidates for federal office. Neither the Company, nor supervisory personnel within the Company, may require any employees to make any such contribution. Finally, the Company cannot reimburse its employees for any money they contribute to political candidates or campaigns.

Many state laws also limit the extent to which corporations and individuals may contribute to political candidates. Any question about the propriety of political activity or contribution should be directed to the Compliance Officer.

17.    Exports and Imports

There are many U.S. laws governing international trade and commerce which serve to limit the export of certain products to certain countries. The Company is committed to complying with those laws. Under no circumstances will the Company make sales contrary to U.S. export laws. Because these regulations are complicated and change periodically, employees and agents seeking to make a sale to a customer in a foreign country must first confirm the legal trade status of that country. If an employee or agent is uncertain about whether a foreign sale complies with U.S. export laws, he or she must contact the Compliance Officer for guidance. The Company employees and agents should be aware that there are also many U.S. laws that govern the import of items into the United States. Among other things, these laws control what can be imported into the United States, how the articles should be marked, and the amount of duty to be paid. The Company complies with all U.S. import laws. If an employee or agent is uncertain about whether a transaction involving the importation of items into the United States complies with these laws, he or she must contact the Compliance Officer for guidance.

18.    Media/Public Relations and Governmental Inquiries

When the Company provides information to the news media, securities analysts and stockholders, it has an obligation to do so accurately and completely. In order to ensure that the Company complies with its obligations, employees receiving inquiries regarding the Company’s activities, results, plans or position on public issues should refer the request to the Company’s Chief Executive Officer, Chief Financial Officer, or the designated corporate spokesperson. The Company employees may not speak publicly for the Company unless specifically authorized by senior management.

Although unlikely, a government representative may seek to interview an employee regarding the Company’s business activities or an employee’s work at the Company. If an employee is contacted by a government agent or representative and asked to provide information, contact the General Counsel at (212) 554-4300.

Occasionally, someone will arrive unexpectedly or a government representative may seek to inspect Company property. If this happens, an employee should immediately notify his or her manager or supervisor and contact the General Counsel at (212) 554-4300.

19.    Response to Investigations or Government Inquiries

Numerous state and federal agencies have broad legal authority to investigate the Company and review its records. The Company will comply with subpoenas and respond to governmental investigations as required by law. The Compliance Officer is responsible for coordinating the Company’s response to investigations and the release of any information.

If an employee or officer receives an investigative demand, subpoena, or search warrant involving the Company, it should be brought immediately to the Compliance Officer. No documents should be released or copied without authorization from the Compliance Officer or the Company’s legal counsel. If an investigator, agent or government auditor comes to the Company’s corporate headquarters, the Chief Executive Officer should be contacted immediately. In the absence of the Chief Executive Officer, contact the Company’s Compliance Officer. Ask the investigator to wait until the contacted individual arrives before reviewing any documents or conducting any interviews. The Compliance Officer, his designee, or the Company’s legal counsel is responsible for assisting with any interviews. If the Company’s employees are approached by government investigators and agents while they are away from the Company’s premises and asked to discuss Company affairs, the employee has the right to insist on being interviewed during business hours with a supervisor or counsel present. Alternatively, any employee may choose to be interviewed or not to be interviewed at all. The Company recognizes the choice of how to proceed in these circumstances is left entirely to the employee. If an employee chooses to speak with government personnel, it is essential that the employee be truthful. Questions may be directed to the Compliance Officer.

The Company employees are not permitted to alter, remove, or destroy documents or records of the Company except in accordance with regular document retention and destruction practices.

20.    Document Retention Policy

The Company has a document retention policy in place to provide reasonable and consistent standards and procedures for the retention and disposal of accounting and financial documents and that provide a routine business practice of maintaining records for a predetermined period of time.

21.    Amendments and Waivers

This Code applies to all the Company employees, officers and directors and will be distributed to each new employee, officer and director upon commencement of his or her employment or other relationship with the Company. The Company reserves the right to amend, alter or terminate this Code at any time for any reason. There shall be no substantive amendment or waiver of any part of the Code affecting the directors, senior financial officers, or executive officers, except by a vote of the Board of Directors, which will ascertain whether an amendment or waiver is appropriate and ensure that the amendment or waiver is accompanied by appropriate controls designed to protect the Company.

In the event that any substantive amendment is made or any waiver is granted, the waiver will disclosed as required by law or regulations of the NASDAQ National Market.

This document is not an employment contract between the Company and any of its employees, officers or directors.

EMPLOYEE CERTIFICATION AND AGREEMENT OF COMPLIANCE

I certify that I have read the Company’s “Corporate Code of Ethics and Conduct” (the “Code”) and fully understand the obligations set forth in that document.

The Code includes a statement of the Company’s policies, which are designed to ensure that the Company and its employees conduct the Company’s business in compliance with all federal and state laws governing its operations and the conduct is consistent with the highest standards of business and professional ethics.

I understand that the Code obligates all employees to carry out their duties for the Company in accordance with these policies and with applicable laws. I further understand that any violation of these policies or applicable laws, or any deviation from appropriate ethical standards, will subject an employee to disciplinary action. Indeed, I understand that even a failure to report such a violation or deviation may, by itself, subject an employee to disciplinary action.

I am also aware that in the event that I have any question about whether an action complies with the Company’s policies or applicable law, I should present that question to my supervisor or, if appropriate, directly to the Company’s Compliance Officer.

With these understandings of my obligations, I agree to act in accordance with the Company policies set forth in the Code. Having read the Code, I am not currently aware of any matter that should be brought to the attention of Compliance personnel as a violation or suspected violation of this Code.

Signed:

Print Name:

Date: